Exhibit 10.6

Execution Version

AGREEMENT FOR THE PROVISION OF A LOAN FACILITY

OF UP TO EURO 7,500,000

Date 15/8/2008

Between

KREOS CAPITAL III (UK) LIMITED a company incorporated in the England and Wales whose company number is 05981165 and whose registered office is at Cardinal House, 39/40 Albemarle Street, London W1S 4TE (the “Lender, which expression shall include its successors and assigns);

and

NITEC PHARMA AG, a company incorporated in Switzerland with number CH-280.3.007.771-0/ whose registered office is at Kägenstrasse 17, CH-4153 Reinach, Switzerland (the “Borrower”).

WHEREAS:

1.	The Borrower wishes to borrow up to the Total Loan Facility (as defined below) and the Lender wishes to make the Total Loan Facility available to the Borrower on the terms of this Loan Agreement.

2.	The Borrower hereby confirms that it shall grant a debenture over the Borrower’s undertaking and assets to the Lender as security for monies borrowed by the Borrower hereunder.

LOAN FACILITY TERMS:

Total Loan Facility

Euro 7,500,000 is available in two tranches, as follows:

Euro 4,000,000 on or about 15 September 2008 (“Tranche 1”) upon re-activation by the relevant European healthcare authorities of the Decentralized Procedure in respect of the Borrower’s most advanced product, Lodotra (so-called “Day 106”)

Euro 3,500,000 on 1 February 2009 (“Tranche 2”)

Date of Expiry of Loan Facility	The Loan Facility will be available for Drawdown up to 2 October 2008

Advance Payment	3.285% of the Total Loan Facility

Loan Term	36 months in respect of each Drawdown

Transaction Fee	Euros 75,000 (representing 1% of the Total Loan Facility) payable on the date of first Drawdown (Tranche 1)

End of Loan Payment	Euros 56,250 (representing 0.75% of the Total Loan Facility) (Tranche 2)

Minimum Drawdown Amount	Euros 2,500,000

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Execution Version

1.	DEFINITIONS

In this Loan Agreement, including the recitals set out above, unless otherwise defined:

1.1	“Accounts” means the audited annual consolidated profit and loss account and balance sheet of the Borrower and its subsidiaries for the period ended on [31st December [2007].

1.2	“Advance Payment” has the meaning given in Clause 5.1 and is in the amount set forth above in the Loan Facility Terms.

1.3	“Affiliate” means any Group Company and any duly appointed portfolio manager of any Group Company.

1.4	“Applicable Interest Rate” has the meaning given in Clause 6.1.

1.5	“Assignee” has the meaning given in Clause 14.5.

1.6	“Business Day” means any day on which banks are generally open for business in London other than a Saturday or Sunday.

1.7	“Charged Assets” means the assets and undertaking charged or to be charged to the Lender from time to time pursuant to the Security Documents.

1.8	“Contractual Currency” has the meaning given to it in Clause 5.3.

1.9	“Date of Expiry of the Loan Facility” means the date set forth above under the heading Loan Facility Terms.

1.10	“Drawdown” means each or any of Tranche 1 or Tranche 2.

1.11	“Drawdown Date” means, unless otherwise provided herein, the date on which the Loan (or relevant portion thereof) is actually advanced to the Borrower by the Lender.

1.12	“Drawdown Notice” means a drawdown notice served in accordance with Clause 3.2 in the form attached hereto as Schedule B (as may be amended with the prior written consent of the Lender).

1.13	“Event of Default” means any of the events or circumstances described in Clause 9.

1.14	“EURIBOR” means the average interbank deposit rate for an interest period of three months, offered in the Economic and Monetary Union Zone by prime banks as published by Reuters.

1.15	“Financial Indebtedness” means (i) monies borrowed, (ii) finance or capital leases, (iii) receivables sold or discounted (other than on a non-recourse basis), (iv) other transactions having the commercial effect of borrowing, (v) the market to market value of derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price, (vi) counter-indemnity obligations in respect of guarantees or other instruments issued by a bank or financial institution, and (vii) liabilities under guarantees or indemnities for any of the obligations referred to in items (i) to (vi).

1.16	“Group” means the Borrower and its subsidiaries (if any) and any holding company of the Borrower and subsidiaries of any such holding companies from time to time and “Group Company” means any member of the Group.

1.17	“Intellectual Property” means copyrights and related rights (including, without limitation, rights in computer software), patents, supplementary protection certificates, utility models, trade marks, trade names, service marks, domain name registrations, registered and unregistered rights in designs, database rights, semi-conductor topography rights, plant variety rights, rights protectable by the law of passing off or by laws against unfair competition, rights in undisclosed or confidential information (such as know how, trade secrets and inventions (whether patentable or not)), and other similar intellectual property rights (whether registered or not) and applications for such rights as may exist anywhere in the world;

1.18	“Interim Repayment” means the payment in respect of the period from each Drawdown Date to the first Business Day of the calendar month following the relevant Drawdown Date calculated by dividing the monthly repayment amount (principal and interest) for that Drawdown by the number of days in the month that the Drawdown is made and multiplying that figure by the number of days between (and including) the Drawdown Date and the first Business Day of the following calendar month.

1.19	“Loan” means the loan to be made in accordance with the terms of this Loan Agreement.

1.20	“Loan Facility” means the loan facility granted by this Loan Agreement.

1.21	“Loan Term” means 36 months commencing on the relevant Drawdown Date or, if such day is not a Business Day, the first Business Day thereafter.

1.22	“Pledge Agreement” means the pledge agreement over the Borrower’s intellectual property rights securing the Borrower’s obligations towards the Lender under this Loan Agreement.

1.23	“Receivables Assignment Agreement” means the assignment by the Borrower of its trade receivables in favour of the Lender as security for its obligations under this Loan Agreement.

1.24	“Security Documents” means (i) the assignment by the Borrower to the Lender of its trade receivables under the Receivables Assignment Agreement, and (ii) the pledge granted by the Borrower in favour of the Lender over its intellectual property rights under the Pledge Agreement.

1.25	“Security Interest” means any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, hypothecation, assignment by way of security or otherwise, trust arrangement, title retention or encumbrance or enforceable right of a third party, any other type of security interest or preferential arrangement having a similar effect to any of the foregoing or in the nature of security of any kind whatsoever;

1.26	“Security Period” means the period commencing on the Drawdown Date and

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Execution Version

ending on the date on which all amounts due and payable by the Borrower under this Loan Agreement and the Security Documents have been repaid.

1.27	“Taxes” means all present and future income, value added and other taxes, levies, imposts, deductions, charges and withholdings in the nature of taxes (other than taxes on the profits of the Lender) whatsoever together with interest thereon and penalties with respect thereto made on or in respect thereof.

1.28	“Total Loan Facility” means the amount set forth above under the heading Loan Facility Terms.

1.29	“Transaction Fee” has the meaning given in Clause 10.1 and is the amount set forth above in the Loan Facility Terms.

1.30	“Warrant” means a warrant to purchase shares in the capital of the Borrower in the form agreed by the Lender and the Borrower.

2.	INTERPRETATION

In this Loan Agreement (unless the context requires otherwise) any reference to:

2.1	any law or legislative provision includes a reference to any subordinate legislation made under that law or legislative provision before the date of this Loan Agreement, to any modification, re-enactment or extension of that law or legislative provision made before that date and to any former law or legislative provision which it consolidated or re-enacted before that date;

2.2	any gender includes a reference to other genders and the singular includes a reference to the plural and vice versa;

2.3	a Clause or Schedule is to a Clause or Schedule (as the case may be) of or to this Loan Agreement;

2.4	a person shall be construed as including a reference to an individual, firm, company, corporation, unincorporated body of persons or any country or state thereof or any agency thereof;

2.5	an “amendment” includes a supplement, novation or re-enactment in writing and “amended” is to be construed accordingly;

2.6	“assets” includes present and future properties, undertakings, revenues, rights and benefits of every description;

2.7	An “authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

2.8	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

2.9	“control” shall bear the meaning set out in Section 416 Income and Corporation Taxes Act 1988;

2.10	“controlling interest” shall be construed accordingly;

2.11	“holding company” means a parent undertaking within the meaning of Section 1159 of the Companies Act 2006;

2.12	“subsidiary” means a subsidiary company within the meaning of Section 1159 of the Companies Act 2006;

2.13	(or to any specified provision of) this or the Loan Agreement, a provision of any other document shall be construed as a reference to this Loan Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Loan Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Lender; and

2.14	“other” and “otherwise” are not to be construed eiusdem generis with any foregoing words where a wider construction is possible and “including” and “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed as, nor shall they take effect as, limiting the generality of any foregoing words.

The headings in this Loan Agreement are inserted for convenience only and do not form part of this Loan Agreement and do not affect its interpretation.

3.	LOAN FACILITY

3.1	Lender’s Commitment

3.1.1	Subject to Clause 3.5 below, the Lender shall and agrees hereby to make available to the Borrower the Total Loan Facility under the terms of this Loan Agreement.

3.1.2	The Lender shall not be under any commitment to advance the Loan or any part thereof after the Date of Expiry of the Loan Facility or upon the earlier termination of the Loan Facility in accordance with Clause 3.4 or on any dates other than those specified in the Loan Facility Terms.

3.1.3	The unutilised portion (if any) of the Loan Facility shall be cancelled after the Date of Expiry of the Loan Facility, whereupon the Total Loan Facility shall be reduced accordingly.

3.1.4	In granting the Loan Facility the Lender is relying on the representations and warranties contained in Clause 7.

3.1.5	Each Drawdown made under the Loan Facility shall be secured by the Security Documents.

3.2	Date of Advance of the Loan

Subject to Clause 3.1.2, (and subject to the satisfaction of the relevant conditions set forth in Clause 3.5); each Drawdown shall be advanced and made available to the Borrower within fifteen Business Days from receipt by the Lender of an executed Drawdown Notice. Each Drawdown Notice shall constitute a separate and independent obligation of the Borrower incorporating the terms of this Loan Agreement.

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Execution Version

3.3	Method of Disbursement

The payment by the Lender to the account specified in the Drawdown Notice shall constitute the making of the Loan (or the relevant part thereof) and the Borrower shall thereupon become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan (or the relevant part thereof).

3.4	Termination or Modification of funding commitment

The Lender’s commitment to advance the Loan until and including the Date of Expiry of the Loan Facility in accordance with the terms of this Loan Agreement is limited in aggregate to the amount of the Total Loan Facility; provided, however, that the Lender, acting in its sole discretion, may terminate or modify its funding commitment pursuant to this Loan Agreement at any time if:

3.4.1	there is, in the Lender’s reasonable opinion, any material adverse change in the general affairs, business, management, results of operations, condition (financial or otherwise) or prospects of the Group whether or not arising from transactions in the ordinary course of business;

3.4.2	there is, in the Lender’s reasonable opinion, any accelerated depreciation in the value of the Charged Assets;

3.4.3	there is, in the Lender’s reasonable opinion, any material adverse deviation by the Borrower from its business plan (as it may have been supplemented in writing with the prior consent of the Lender) presented to the Lender prior to the date of this Loan Agreement,;

3.4.4	on either the date of the Drawdown Notice or at the Drawdown Date:

(i)	an Event of Default has occurred or would result from the borrowing to be made pursuant to the Drawdown Notice; or

(ii)	the Borrower’s representations and warranties in Clause 7.1 or those which are set out in any Security Documents would not be true if repeated on each of those dates with reference to the circumstances then existing.

3.5	Conditions Precedent requirements relative to the advance of the Loan

The Lender’s obligation to provide the Loan (or any part thereof) is subject to the prior satisfaction by the Borrower of the following conditions:

(i)	the provision of a certified copy of the resolutions of the Borrower’s board of directors (and, if relevant, its subsidiaries) and, to the extent required, shareholders, authorising the transactions contemplated by this Loan Agreement and the execution and delivery to the Lender of this Loan Agreement and associated documents, including but not limited to, the Security Documents;

(ii)	certified copies of the Certificate of Incorporation and the Memorandum and Articles of Association of the Borrower;

(iii)	all necessary consents of shareholders, warrant holders, and other third parties (including landlords) with respect to the entering into of this Loan Agreement and the execution of associated documents, including but not limited to, any Security Documents, have been obtained;

(iv)	a certificate of a director of the Borrower confirming that the borrowing of the Loan Facility in full would not cause any borrowing limit binding on the Borrower to be exceeded;

(v)	specimen signatures, authenticated by a director or the company secretary of the Borrower, of the persons authorised in the resolutions of the board of directors referred to in Clause 3.5(i);

(vi)	the parties having executed and delivered to the Lender the originals of the Security Documents;

(vii)	in the Lender’s reasonable opinion, there has been no accelerated depreciation in value of the Charged Assets;

(viii)	delivery by the Borrower to the Lender of such documentation in a form and substance satisfactory to the Lender as the Lender may reasonably request with respect to invoices, purchase orders and the like relating to future Charged Assets purchases to be subject to this Loan Agreement and/or any Security Documents;

(ix)	the Borrower’s compliance with Clauses 10.1, 10.2 and reasonable evidence of the Borrower’s compliance with Clause 12.2.3 below;

(x)	the financial model and forecasts for the Group as requested by the Lender;

(xi)	the most recent management accounts of the Borrower (and the Group);

(xii)	any such other documentation in form and substance satisfactory to the Lender as the Lender may reasonably request;

(xiii)	confirmation that the Charged Assets are free and clear of all Security interests whatsoever;

(xiv)	the Borrower- having issued to Kreos Capital III Limited the Warrant; and

(xv)	evidence, to the reasonable satisfaction of the Lender, of the reactivation by the relevant European healthcare authorities of the Decentralised Procedure in respect of the approval of Lodotra (so-called “Day 106”).

each copy document delivered under this Clause 3.5 shall be certified as a true and up to date copy by a director or the company secretary of the Borrower.

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Execution Version

3.6	Waiver Possibility

If the Lender advances all or any part of the Loan to the Borrower prior to the satisfaction of all or any of the conditions referred to in Clause 3.5 (which the Lender has no obligation to do) the Borrower shall satisfy or procure the satisfaction of such condition or conditions which have not been satisfied within fourteen (14) Business Days of the Drawdown Date (or within such longer period as the Lender may agree or specify), provided, that the Lender at its discretion may waive the satisfaction of any condition.

3.7	Charged Assets

3.7.1	Unless the Lender shall otherwise agree in writing, the Borrower shall use the Loan solely for the purpose of general working capital in accordance with Clause 3.7.2. Without prejudice to Clause 3.7.2 the Lender shall not be under any obligation to concern itself with the application of the Loan.

3.7.2	The Charged Assets shall form the security for the monies borrowed by the Borrower.

3.7.3	Upon the loan being discharged in full and the Lender under no further obligation to make any financial accommodation or loan facility to the Borrower under this Loan Agreement or upon the listing of the Borrowers securities with an internationally recognized stock exchange, such as SWX Swiss Exchange (provided that listing raises at least 24 months of working capital for the Borrower from the date of funding and the Borrower grants to the Lender a negative pledge over the Intellectual Property of the Borrower) the Charged Assets shall be released to the Borrower or such other Party as designated by the Borrower.

4.	TERM

4.1	This Loan Agreement is effective upon execution by the Lender and the Borrower and shall continue until the later of (i) Date of Expiry of the Loan Facility and (ii) the date upon which the Borrower shall have performed all its obligations hereunder.

4.2	If the conditions set out in Clause 3.5 have not been satisfied within forty-five (45) days of the execution of this Loan Agreement (except to the extent waived in writing by Lender), the Lender shall in its sole discretion have the option to either terminate the Loan Agreement or extend the period in which such conditions must be satisfied.

5.	REPAYMENT AND PREPAYMENT

5.1	Advance Payment

On delivery of the first Drawdown Notice with respect to the Loan, the Borrower shall pay to the Lender (by way of deduction by the Lender from the amount of the Loan actually advanced to the Borrower) the Advance Payment specified above in the Loan Facility Terms, which shall be held by the Lender and applied in or towards the final payment(s) under this Loan Agreement.

5.2	Repayments

The Borrower shall repay the amount drawn down under each Drawdown in 36 monthly payments (of principal and interest), each such payment in an amount of 3.483% (subject to any upward adjustment in accordance with Clause 6.3) of the amount drawn down, to be paid to the Lender on the first Business Day of the 36 calendar months. Any amount repaid or prepaid may not be redrawn.

5.2.1	If the Drawdown Date is not the first Business Day of a calendar month, the Borrower shall pay to the Lender on the Drawdown Date (by way of deduction by the Lender of the amount of the Loan actually advanced to the Borrower) the Interim Repayment.

5.3	Currency of Payments

Repayment of the Loan and payment of all other amounts owed to the Lender will be paid in the currency in which the Loan has been provided (the “Contractual Currency”), unless otherwise agreed by the parties in writing. The Borrower shall bear the cost in the event of and in respect of any conversion of a currency to the Contractual Currency.

5.4	Prepayments

5.4.1	The Borrower shall be entitled to prepay the amount of all Drawdowns under the Loan, in whole or in part, subject to the following conditions:

(i)	the Borrower shall submit to the Lender an irrevocable written request to prepay the Loan (or part of the Loan), at least fifteen (15) Business Days in advance, indicating the amount to be prepaid and the date of prepayment. Such 15 Business Day period shall be reduced to a 10-day period where the circumstances set out in clause 10.6.2 below prevail.

(ii)	if the prepayment is for the whole of the Loan the prepayment sum shall be equal to the aggregate sum of all monthly payments of principal and interest (as set forth in Clause 5.2 above), which would but for the prepayment have been paid throughout the remainder of the Loan Term (and which shall be net of the applicable Advance Payment), discounted to present value at the annual rate of 4.5%.

(iii)	if the prepayment is for part only of the Loan the prepayment sum shall be applied to such part of the Loan representing principal and interest discounted at an annual rate of 4.5% equal to the prepayment amount.

(iv)	the minimum amount that may be prepaid if the prepayment is

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for part only of the Loan shall be £500,000.

5.4.2	Any prepayment will be made together with (a) accrued interest to the date of prepayment (b) any additional amount payable under clause 10 and (c) all other sums payable by the Borrower to the Lender under this Loan Agreement.

6.	INTEREST

6.1	Subject to Clause 6.3, Interest on the drawn down amount shall accrue from day to day at a rate of 11.9% per annum (and be compounded on a monthly basis) (the “Applicable Interest Rate”), from the Drawdown Date until the repayment in full of the Loan, with payment of the interest being made to the Lender after any tax deduction at source including without limitation any withholding tax, if required under applicable law. Interest on the Loan and each part thereof shall be calculated and paid in the Contractual Currency.

6.2	Time of payment of any sum due from the Borrower is of the essence under this Loan Agreement. If the Borrower fails to pay any sum to the Lender on its due date for payment the Borrower shall pay to the Lender forthwith on demand interest on such sum (compounded on a monthly basis) from the due date to the date of actual payment (as well after as before judgment) at a rate equal to the Applicable Interest Rate plus 5% per annum. If the Borrower fails to pay any sum within five (5) Business days after such sum is due, the Borrower shall pay to the Lender a one-off late payment charge of 3% of such sum to compensate the Lender for additional administrative expense.

6.3	In the event that EURIBOR increases by more than 25 basis points between the date of this Loan Agreement and any Drawdown Date, the Lender may increase the Applicable Interest Rate in line with any such increase and the payments due under Clause 5.2.1 shall be increased accordingly.

7.	REPRESENTATIONS AND WARRANTIES

7.1	The Borrower warrants and represents the following as at the date hereof:

7.1.1	the Borrower is a limited company pursuant to Art. 620 ff. of the Swiss Code of Obligations and is duly organised and validly existing under the laws of Switzerland;

7.1.2	the Borrower has the corporate capacity, and has taken all corporate action and obtained all consents, including third party consents, necessary for it:

(i)	to execute this Loan Agreement and the Security Documents to which the Borrower is or is to be party;

(ii)	to borrow under this Loan Agreement and to make all the payments contemplated by, and to comply with all its other obligations under this Loan Agreement and the Security Documents; and

(iii)	to grant security to the Lender by way of a trade receivables assignment and a pledge over its intellectual property rights under the Security Documents;

7.1.3	this Loan Agreement and the Security Documents to which the Borrower is or is to be party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in this Loan Agreement and the Security Documents):

(i)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(ii)	create legal, valid and binding security interests enforceable in accordance with their respective terms, subject to any relevant insolvency laws affecting creditors’ rights generally;

7.1.4	the execution and (where applicable) registration by the Borrower of this Loan Agreement and each Security Document to which it is or is to be party, and the borrowing by the Borrower of the Loan and its compliance with this Loan Agreement and each Security Document to which it is or is to be party will not involve or lead to a contravention of:

(i)	any applicable law or other legal requirement; or

(ii)	the constitutional documents of the Borrower; or

(iii)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets;

7.1.5	all consents, licences, approvals and authorisations required by the Borrower in connection with the entry into, performance, validity and enforceability of this Loan Agreement and the Security Documents to which it is or is to be party have been or (upon execution thereof) shall have been obtained by the Drawdown Date and are (or upon execution thereof shall be) in full force and effect during the life of this Loan Agreement;

7.1.6	all financial and other information furnished by or on behalf of the Borrower in connection with the negotiation of this Loan Agreement and the Security Documents delivered to the Lender pursuant to this Loan Agreement or the Security Documents was true and accurate in all material respects when given and there are no other facts or matters the omission of which would have made any statement or information contained therein misleading in any material respect;

7.1.7	the Accounts were prepared in accordance with accounting principles and practices generally accepted in Switzerland and consistently applied and fairly represent (in conjunction with the notes thereto) the financial condition of it as at the date to which they were drawn up and the results of its operations during the financial year then ended;

7.1.8	since publication of the Accounts, there has been no material adverse change in the business or financial condition of the Borrower and/or any of its subsidiaries;

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7.1.9	all payments made or to be made by the Borrower under or pursuant to this Loan Agreement and the Security Documents to which the Borrower is or is to be party shall be made following deduction or withholding for, or on account of, any taxes for which withholding is required pursuant to applicable law and/or tax ruling of the applicable tax authorities;

7.1.10	there is no action, proceeding or claim pending or, so far as the Borrower is aware or ought reasonably to be aware, threatened against any Group Company before any court or administrative agency which might have a material adverse affect on the business, condition of operations of the Borrower or any Group Company;

7.1.11	the Borrower owns with good and marketable title all the Charged Assets, free from all security interests and other interests and rights of every kind, and all the Charged Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Charged Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost; and

7.1.12	the Borrower’s representation and warranties set out in this Clause 7 shall survive the execution of this Loan Agreement and shall be deemed to be repeated on each Drawdown Date and each date of repayment with respect to the facts and circumstances then existing, as if made at such time.

8.	UNDERTAKINGS

8.1.1	The Borrower undertakes to the Lender to comply with the following provisions of this Clause 8 at all times during the Security Period, except as the Lender may otherwise permit:

8.1.2	the Borrower will obtain, effect and keep effective all permissions, licences and permits which may from time to time be required in connection with the Charged Assets;

8.1.3	the Borrower will own only for its own account the Charged Assets free from all security interests and other interests and rights of every kind, except for those created by the Security Documents;

8.1.4	save as set out in clause 8.1.22 and 8.1.23, the Borrower will not sell, assign, transfer or otherwise dispose of the Charged Assets or any share therein and shall give immediate notice to the Lender of any judicial process or encumbrance affecting the Charged Assets;

8.1.5	the Borrower will provide to the Lender such information as the Lender may reasonably request concerning the Borrower and its affairs (including concerning the Charged Assets);

8.1.6	the Borrower will provide the Lender with its quarterly management accounts and any Group management accounts, certified by the Borrower’s managing director or finance director as fairly presenting the data reflected, at the same time as the management accounts are provided to the board of directors of the Company (to include notification of the commencement of litigation by or against the Borrower) and, following an initial public offering or listing on a recognised stock exchange, provide copies of any announcement which is proposed to be made public by the Borrower (or any Group Company) concerning dividends, annual or interim financial positions and affairs of the Borrower (or any Group Company), and copies of any other documents required to be filed with applicable statutory or regulatory authorities or agencies in relation to the activities of the Borrower (or any Group Company);

8.1.7	the Borrower will provide the Lender with annual audited financial statements for each Group Company at the same time as the statements are provided to the shareholders of the Company, in each case including statement of operations, balance sheet, statement of cash flows and shareholders’ equity, certified by a firm of chartered accountants of recognised national standing;

8.1.8	the Borrower will, no later than before the start of each financial year, provide a budget showing a projected consolidated balance sheet as of the end of each financial year, a projected profit and loss account, and a cash flow forecast for the forthcoming financial year;

8.1.9	the Borrower will provide the Lender with copies of all notices, minutes, consents and other material that it provides to its board of directors at the same time they are delivered to the directors;

8.1.10	the Borrower will provide the Lender with all documents dispatched by the Borrower to its shareholders, or its creditors generally at the same time as they are dispatched;

8.1.11	the Borrower will grant the Lender the right to have a representative to meet with the Borrower’s managing director and finance director once each quarter throughout the Security Period to review and discuss the operating performance and financial condition of the Borrower. In addition, upon the occurrence of a default, the Lender shall be entitled to have a representative to attend all meetings of the Borrower’s board of directors in a non-voting observer capacity. The Borrower agrees to give notice of all board meetings to the Lender at the same time as to its directors;

8.1.12	the Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(i)	for the Borrower to perform its obligations under this Loan Agreement and each Security Document;

(ii)	for the validity or enforceability of this Loan Agreement and any Security Documents; and

(iii)	for the Borrower to continue to own the Charged Assets,

and the Borrower will comply with the terms of all such consents;

8.1.13	the Borrower will notify the Lender as soon as it becomes aware of:

(i)	the occurrence of an Event of Default; or

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(ii)	any matter which indicates that an Event of Default has occurred, may have occurred or is likely to occur in the foreseeable future,

and will thereafter keep the Lender fully up to date with all developments;

8.1.14	the Borrower will (and shall ensure that each Group Company will) maintain adequate risk protection through insurances on and in relation to its business and assets to the extent reasonably required on the basis of good business practice taking into account, inter alia, its (and any Group Company’s) financial position and nature of operations. All insurances must be with reputable independent insurance companies or underwriters;

8.1.15	the Borrower shall not (and shall ensure that no Group Company will) incur or allow to remain outstanding any Financial Indebtedness, except:

8.1.15.1	under this Loan Agreement;

8.1.15.2	non-speculative hedging transactions entered into in the ordinary course of business in connection with protection against interest rate or currency fluctuations; or

8.1.15.3	arising in the ordinary course of business with suppliers of goods with a maximum duration of 90 days;

8.1.16	the Borrower shall not (and shall ensure that no Group Company will) incur or allow to remain outstanding any Financial Indebtedness owing to any shareholder of a Group Company (excluding other Group Companies) or any persons or companies related to them, unless such Financial Indebtedness is on terms (including interest, repayment and subordination) satisfactory to the Lenders;

8.1.17	the Borrower shall not (and shall ensure that no other Group Company will) create or permit to subsist any Security over any of its assets;

8.1.18	the Borrower shall not (and shall ensure that no other Group Company will):

8.1.18.1	sell, transfer or otherwise dispose of any of its assets on terms whereby they are leased to or intended to be re-acquired by any Group Company;

8.1.18.2	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

8.1.18.3	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

8.1.18.4	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset;
8.1.19	Clauses 8.1.17 and 8.1.18 do not apply to:

8.1.19.1	Security provided to the Lender under the Loan Agreement or any Security Document

8.1.19.2	any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances; and

8.1.19.3	any lien arising by operation of law and in the ordinary course of trading;

8.1.19.4	Clauses 8.1.3, 8.1.4, 8.1.17 and 8.1.18 do not apply to non-exclusive or exclusive licenses granted by the Borrower to a Group Company or a third party over any of its Intellectual Property rights provided that such licences are granted for full market value.

8.1.20	the Borrower will not make any distribution by way of dividend or otherwise without the prior written consent of the Lender.

8.1.21	The Borrower shall be responsible for all costs associated with the Charged Assets including all tax assessments, insurance premiums, operating costs and repair and maintenance costs [as well as any fees associated with registering of any security granted in connection with this Loan].

8.1.22	Without prejudice to clause 8.1.23, in the event that the Borrower intends to dispose of some of its Charged Assets (where such disposal would not constitute a change of control, as defined in clause 9.1.12), it shall notify the Lender of the full details of the proposed disposal and shall not undertake any such disposal unless and until the Lender approves such disposal in writing (such approval not to be unreasonably withheld).

8.1.23	In the event that the Borrower disposes of any Charged Assets and such disposal constitutes a change of control, as defined in clause 9.1.12, then, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower under this Loan Agreement and the Security Documents shall become immediately due and payable (and the parties agree that, provided that payment to the Lender takes place on the same day as the disposal, such payment shall constitute immediate payment).

8.1.24	In respect of any disposal under clause 8.1.23, the Lender shall use its reasonable endeavours in arranging the mechanics of the release of security over the Charged Assets to facilitate the disposal.

9.	EVENTS OF DEFAULT

9.1	An Event of Default occurs if:

9.1.1	the conditions set out in Clause 3.5 are not satisfactorily accomplished within forty five (45) days of signature of this Loan Agreement unless the period for satisfactory accomplishment is extended pursuant to and in accordance with Clause 4.2; or

9.1.2	the Borrower fails to pay when due and payable or (if so payable) on demand any sum payable under this Loan Agreement or the Security Documents or under any document relating to the Security Documents; provided however that such failure to pay shall not constitute an Event of Default if such failure has been rectified within five (5) Business Days after the Lender has advised the Borrower of such non-payment; or

9.1.3	any other breach by the Borrower occurs of any material provision of this Loan Agreement or the Security Documents (other than a breach covered by Clause 9.1.2 above) unless:

(i)	the Lender notifies the Borrower in writing that it is satisfied that

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the breach has not put any of the Security for the Loan immediately at risk and that it considers that the breach is capable of remedy; and

(ii)	within fifteen (15) Business Days after the Lender serves on the Borrower a notice of default under this Loan Agreement, or such longer period as the Lender may specify in such notice, the Borrower remedies the breach to the satisfaction of the Lender; or

9.1.4	any representation, warranty or statement made by, or by an officer of, the Borrower in this Loan Agreement or the Security Documents or in the Drawdown Notice or any other notice or document relating to this Loan Agreement or any other Security Document is untrue or misleading in any material respect when it is made or deemed repeated; or

9.1.5	financial indebtedness of the Borrower in an amount which may reasonably be considered to be material is not paid when due as a consequence of a default with respect thereto or any security interest over any assets of the Borrower is lawfully enforced; or

9.1.6	any order shall be made by any competent court or any resolution shall be passed by the Borrower for a composition proceedings pursuant to Art. 293 ff. on the Swiss Law on Debt Enforcement and Bankruptcy Law; or

9.1.7	any order shall be made by any competent court or any resolution shall be passed by the Borrower for the appointment of a liquidator, administrator or receiver of, or for the winding up of, the Borrower; or

9.1.8	an encumbrancer takes possession of or a receiver is appointed over the whole or, in the opinion of the Lender, any material part of, the assets of the Borrower or a distress, execution or other process is levied or enforced upon or sued out against the whole or, in the opinion of the Lender, a material part of the assets of the Borrower; or

9.1.9	the Borrower shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found bankrupt or insolvent, or shall enter into any composition or other arrangement with its creditors generally; or

9.1.10	any event shall occur which under the law of any jurisdiction to which the Borrower is subject has an effect equivalent or similar to any of the events referred to in Clause 9.1.6, 9.1.7 or 9.1.8; or

9.1.11	the Borrower ceases or suspends carrying on its business or a part of its business which, in the reasonable opinion of the Lender, is material in the context of this Loan Agreement and the Security Documents; or

9.1.12	there is a change of control in the Borrower; for purposes of this Clause 9.1.11, a “change of control” shall mean any of the following events (whether in one or in a series of related transactions): merger, consolidation, or reorganisation of the Borrower with or into, or the sale of all or substantially all the assets of the

Borrower, or the sale or issue of shares or securities of the Borrower (whether by the Borrower or by shareholders of the Borrower) representing a majority of the voting power in the Borrower, or the exclusive license of all or a material portion of the Borrower’s intellectual property, to, any other entity or person, other than a wholly-owned subsidiary of the Borrower; provided, that the Lender may agree, by written notice to the Borrower, that a change of control shall not be deemed an Event of Default, but that nevertheless the consequences set forth in Clause 9.2.1 and 9.2.2 shall apply, and in such event the Loan, all accrued interest and all other amounts accrued or owing under this Loan Agreement and the Security Documents shall be due and payable simultaneously with the closing of the change of control transaction; (for the avoidance of doubt, any merger, consolidation, or reorganisation shall only be deemed a change of control if (i) securities representing more than fifty (50) percent of the total combined voting power of the Borrower’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; and (ii) the person or persons acquiring the securities did not have fifty (50) percent of the total combined voting power already prior to such transaction); or

9.1.13	it becomes unlawful or impossible (i) for the Borrower to discharge any liability under this Loan Agreement or to comply with any other obligation which the Lender considers material under this Loan Agreement or the Security Documents, or (ii) for the Lender to exercise or enforce any right under, or to enforce any security interest created by, this Loan Agreement or the Security Documents; or

9.1.14	any provision which the Lender reasonably considers material of this Loan Agreement or the Security Documents proves to have been or becomes invalid or unenforceable, or a security interest created by the Security Documents proves to have been or becomes invalid or unenforceable or such a security interest proves to have ranked after, or loses its priority to, another security interest or any other third party claim or interest, provided however that if the Borrower proposes replacement security which the Lender may not refuse without reason, and such replacement security is constituted in a manner reasonably acceptable to the Lender within such period of time as the Lender may reasonably require, such event shall cease to constitute an Event of Default; or

9.1.15	the security constituted by the Security Documents is in any way materially imperilled or in jeopardy (including by way of depreciation in value beyond a normal depreciation) provided however that if the Borrower proposes replacement security which the Lender accepts, and such replacement security is constituted in a manner acceptable to the Lender within such period of time as the Lender may require, such event shall cease to constitute an Event of Default; or

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9.1.16	any other event (whether related or not) occurs (including, without limitation, a material (in the reasonable opinion of the Lender) adverse change, from the position applicable as at the date of this Loan Agreement) in the business affairs or condition (financial or otherwise) of the Group), the effect of which is, in the reasonable opinion of the Lender, to materially imperil, delay or prevent the due fulfilment by the Borrower of any of its obligations or undertakings in this Loan Agreement or the Security Documents; or

9.1.17	any event of default (howsoever described) specified in the Security Documents shall occur.

9.2	Lender’s Rights

On or at any time following the occurrence of any Event of Default the Lender may:

9.2.1	serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Loan Agreement including (without limitation) the obligation to advance the Loan (or any part thereof) are terminated; and/or

9.2.2	serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Loan Agreement are immediately due and payable; and/or

9.2.3	take any other action which, as a result of the Event of Default or any notice served under Clauses 9.2.1 or 9.2.2 above, the Lender is entitled to take under the Security Documents or any applicable law.

9.3	End of Lender’s Obligations

On the service of a notice under Clause 9.2.1 and/or Clause 9.2.2, all the obligations of the Lender to the Borrower under this Loan Agreement shall terminate

9.4	Acceleration

On the service of a notice under Clause 9.2.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower under this Loan Agreement and the Security Documents shall become immediately due and payable.

9.5	Waiver of Event of Default

The Lender, at its sole and absolute discretion, may waive any Event of Default hereunder, prior to or after the event or events giving rise thereto, provided that such waiver may be effected only by written notice provided by the Lender to the Borrower to that effect (and subject further to Clause 14.3 below); it being understood and acknowledged, that if and so long as no notice of waiver of an Event of Default was so provided, such Event of Default shall be deemed as having occurred and in effect for all purposes hereunder.

10.	FEES, EXPENSES AND TAXES

10.1	Transaction Fee

The Parties hereby agree and acknowledge that the Transaction Fee shall be paid by the Borrower to the Lender upon the date of this Loan Agreement.

10.2	Documentary Costs

The Borrower shall pay to the Lender on the Lender’s demand, the reasonable legal expenses plus applicable VAT reasonably incurred by the Lender in connection with the negotiation and execution of this Loan Agreement and the Security Documents and the transactions contemplated hereby and thereby (up to a cap of €20,000 plus VAT).

10.3	Certain taxes and duties

The Borrower shall promptly pay any documentary, stamp or other equivalent tax or duty payable on or by reference to this Loan Agreement or the Security Documents, and shall, on the Lender’s demand, fully indemnify the Lender against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

10.4	Recovery of Overdue Fees

Without prejudice to any other provisions of this Loan Agreement, the Lender shall be entitled (and the Borrower hereby irrevocably authorises the Lender), at any time and from time to time, to apply any credit balance to which the Borrower is then entitled on any account with the Lender in satisfaction of the sum or sums from time to time owing by the Borrower to the Lender under and/or pursuant to this Clause 10. The Lender shall give notice to the Borrower of any such application promptly thereafter.

10.5	Liability for Taxes

10.5.1	The Borrower shall make all payments to be made by it without any Tax deduction, unless a Tax deduction is required by law. The Borrower shall promptly upon becoming aware that it must make a Tax deduction (or that there is any change in the rate or the basis of a Tax deduction) notify the Lender.

10.5.2	If a Tax deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax deduction) leaves an amount equal to the payment which would have been due if no Tax deduction had been required.

10.5.3	If the Borrower is required to make a Tax deduction, the Borrower shall make that Tax deduction and any payment required in connection with that Tax deduction within the time allowed and in the minimum amount required by law.

10.5.4	Within thirty (30) days of making either a Tax deduction or any payment required in connection with that Tax deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to it that the Tax deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.5.5

The Lender undertakes to do all things reasonably necessary in order to facilitate the making of a claim by the Borrower to any relevant taxing authority in order that the Borrower may pay all interest and/or any other amounts under this Agreement

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or the Security Documents without any tax deduction.

10.6	Illegality and Increased Costs

10.6.1	If it is or becomes contrary to any law or regulation for the Lender to make available the Loan Facility or to maintain its obligations to do so or fund the Loan, the Lender shall promptly notify the Borrower whereupon (a) the Lender’s obligations to make the Loan Facility available shall be terminated and (b) the Borrower shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date on or before the latest date permitted by the relevant law or regulation.

10.6.2	If the result of any change in, or to the generally accepted interpretation or application of, or the introduction of, any law or regulation is to subject the Lender to Taxes or change the basis of the payment of Taxes by the Lender with respect to any payment under this Agreement (other than Taxes on the overall net income, profits or gains of the Lender), then (i) the Lender shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and (ii) the Borrower shall on demand, made at any time whether or not the Loan has been repaid, pay to the Lender the amount of the increased costs which the Lender proves it has suffered as a result.

11.	INDEMNITIES

11.1	Indemnity for Non-Scheduled Payments Without derogating from Clause 10 above, the Borrower shall indemnify the Lender fully on its demand in respect of all expenses, liabilities and losses which are suffered or incurred by the Lender, as a result of or in connection with:

11.1.1	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

11.1.2	any failure (for whatever reason) by the Borrower to make payment of any amount due under this Loan Agreement or the Security Documents on the due date or, if so payable, on demand; or

11.1.3	the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 9.4, and in respect of any Taxes for which the Lender is liable or held liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under this Agreement or the Security Documents.

11.1.4	Notwithstanding anything to the contrary herein, the Borrower shall not indemnify the Lender for any consequential or indirect damages and is in no event whatsoever obliged to pay any punitive damages.

11.2	Third Party Claims Indemnity

The Borrower shall indemnify the Lender fully on its demand in respect of claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind, including without limitation attorney’s fees (“liability items”) which may be made or brought against, or incurred by, the Lender, in any country, in relation to:

11.2.1	any action lawfully taken, or omitted or neglected to be taken, under or in connection with this Loan Agreement or the Security Documents by the Lender or by any receiver appointed under the Security Documents after the occurrence of any Event of Default; and

11.2.2	any breach or inaccuracy of any of the representations and/or warranties contained in Clause 7 hereof or in the Security Documents or any breach of any covenant, commitment or agreement by the Borrower contained in Clause 8 hereof or elsewhere in this Agreement or in the Security Documents.

11.2.3	Notwithstanding anything to the contrary herein, the Borrower shall not indemnify the Lender or any third party for any consequential or indirect damages and is in no event whatsoever obliged to pay any punitive damages.

12.	RISK AND INSURANCE

12.1	All risk of loss, theft and damage of and to the Charged Assets from any cause whatsoever shall be the risk of the Borrower, and no such event shall relieve the Borrower of any obligation under a Drawdown Notice.

12.2	The Borrower shall:

12.2.1	bear all risk of loss of or damage to the Charged Assets whether insured against or not;

12.2.2	maintain with an reputable independent insurance company, to the extent available and in accordance with good and prudent practices of owners of such Charged Assets, fully comprehensive insurance under a standard form of “new for old” all risks policy including terrorism, third party, and business interruption for a 6 month period covering (i) loss of or damage to, the Charged Assets and against such other risks as assets of the same type as the Charged Assets are normally (or when used in the manner or for the purposes for which the Charged Assets are to be used) insured, and the new replacement value of the Charged Assets; and (ii) all liability whatsoever (including liability of the Lender) to any third party whomsoever including any employee, agent or sub-contractor of the Lender or of the Borrower who may suffer damage to or loss of property or death or personal injury, whether arising directly or indirectly from the Charged Assets or their use; for the avoidance of doubt, the Parties acknowledge that there is no such insurance available for the Intellectual Property rights and the accounts receivable of the Borrower.

12.2.3	procure to the extent available under good Swiss market practice and permissible under Swiss laws that the Lender and, if the Lender so requests, any affiliates of the Lender is an additional insured and that the interest of the Lender is noted under the policy and that the Lender is loss payee;

12.2.4	upon request produce to the Lender the policy and all premium receipts;

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12.2.5	promptly notify the Lender of any event which may give rise to a claim under the policy and upon request irrevocably appoint the Lender to be its sole agent to negotiate agree or compromise such claim; and

12.2.6	upon request assign by way of security, or following the occurrence of an Event of Default, a complete assignment to the Lender the Borrower’s rights under such policy and irrevocably appoint the Lender to institute any necessary proceedings.

13.	END OF LOAN PAYMENT

The Borrower shall be required to pay the Lender, at the time of the last payment on the Loan, the End of Loan Payment. Upon payment of the End of Loan Payment, subject to the terms of this Loan Agreement and the Security Documents (including the making of all payments hereunder and thereunder), the Lender shall take appropriate action to release the Security over the Charged Assets. Failure to pay End of Loan Payment shall constitute a breach of this Loan Agreement.

14.	GENERAL

14.1	All agreements, covenants, representations and warranties of the Borrower contained in this Loan Agreement or in the Drawdown Notices or other documents delivered pursuant hereto or in connection herewith shall survive the execution and delivery, and the expiration, cancellation or other termination of this Loan Agreement and/or the Drawdown Notice.

14.2	If the Borrower shall fail to perform any of its obligations under any Drawdown Notice duly and promptly, the Lender may, at its option and at any time, perform the same without waiving any default on the part of the Borrower, or any of the Lender’s rights. The Borrower shall reimburse the Lender, within five (5) Business Days after notice thereof is given to the Borrower, for all expenses and liabilities incurred by the Lender in the performance of the Borrower’s obligations.

14.3	The Lender’s failure at any time to require strict performance by the Borrower shall not constitute waiver of, or diminish, the Lender’s right to demand strict compliance with any provision of the Loan. Waiver by the Lender of any default shall not constitute waiver of any other default. No rights or remedies referred to herein shall be exclusive, but shall be cumulative and in addition to any other right or remedy set forth herein or otherwise available to the Borrower at law or in equity.

14.4	During the Loan Term, the Borrower shall provide the Lender with a first offer for additional debt or loan financing thirty (30) days prior to the time that such requests are provided to other financing sources. Should the Lender and the Borrower fail to agree on the terms and conditions of such financing within five (5) Business Days, then the Borrower may accept a funding source other than the Lender.

14.5	The Borrower may not assign or transfer its rights, benefits and obligations under this Loan Agreement. The Lender shall have the right, in its sole discretion, to assign, sell, pledge, grant a security interest in or otherwise encumber its rights under this Loan Agreement and/or one or more Drawdown Notices to any third party (an “Assignee”), or may be acting as an agent for any Assignee in entering into any Drawdown Notice. The Borrower hereby irrevocably consents to any assignment, sale, pledge, grant of a security interest or any other disposal to an Assignee. The Borrower agrees that if it receives notice from the Lender that it is to make payments under this Loan Agreement and/or any Drawdown Notice to such Assignee rather than to the Lender, or that any of its other obligations under the relevant Drawdown Notice are to be owed to the named Assignee, the Borrower shall comply with any such notice. Subject to the foregoing, this Loan Agreement and each Drawdown Notice inures to the benefit of, and is binding upon, the successors and assigns of the Lender.

14.6	The Lender shall keep strictly confidential all information directly or indirectly disclosed by the Borrower whether in writing, in oral form or in electronic form.

14.6.1	The Lender shall use the information solely for the purpose of this Loan Agreement and/or the Securities Documents.

14.6.2	The Lender shall only disclose the information to those of its directors, employees, financial and legal advisors and Affiliates and those of the Affiliates’ directors, employees, financial and legal advisors who require such information for the purposes of this Loan Agreement and/or the Securities Documents and/or the Warrant (the “Permitted Parties”).

14.6.3	The Lender shall ensure that any Permitted Party to whom disclosure of information of the Borrower is made has undertaken the same confidentiality obligations vis-à-vis the Borrower as the Lender under this Loan Agreement.

14.6.4	This confidentiality undertaking shall not apply to (i) information in the public domain other than where it reaches the public domain due to acts or omissions by the Lender or any person for whom the Lender is responsible which are inconsistent with this undertaking; (ii) or information which was in the possession of the Lender prior to such disclosure; or (iii) information which is received by the Lender from a third party without obligations of confidentiality vis-a-vis the Borrower; (iv) or information which the Lender is compelled to disclose by operation of law provided that the Lender has taken all reasonably practical steps to notify the Borrower of any attempt being made to compel such disclosure.

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14.7	All notices related hereto shall be delivered or posted:

(i)	to the Lender’s address, with a copy to Donatella Callegaris, Kreos Capital, 39-40 Albemarle Street, London W1S 4TE and James Watts, Campbell Hooper, 35 Old Queen Street, London SW1H 9JD; and

(ii)	to the Borrower’s address or at such other address as either party may designate in writing to the other party.

14.8	Clause titles are solely for convenience and are not an aid in the interpretation of this Loan Agreement.

14.9	If any provision or remedy herein provided is determined invalid under applicable law, such provision shall be inapplicable and deemed omitted; but the remaining provisions, including remaining default remedies, shall be given effect in accordance with their terms.

14.10	A person who is not a party to this Agreement has no right under the Contract (Rights of Third Parties) Act 1999 to enforce or enjoy the benefits of this Agreement.

14.11	This Loan Agreement, together with the Security Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof. This Loan Agreement may not be modified except in writing executed by the Lender and the Borrower, No supplier or agent of the Lender is authorised to bind the Lender or to waive or modify any term of this Loan Agreement.

14.12	This Loan Agreement may be executed in counterparts (including facsimile copies), each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.

14.13	This Loan Agreement shall be governed by English law and the parties accept the non-exclusive jurisdiction of the courts of England.

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SCHEDULE A

FORM OF SECURITY DOCUMENTS

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SCHEDULE B

FORM OF DRAWDOWN NOTICE

DRAWDOWN NOTICE

Drawdown

No. [    ]

dated            2008

between

KREOS CAPITAL III (UK) LIMITED	NITEC PHARMA AG

the (“Lender”)	the (“Borrower”)

This Drawdown Notice forms a Schedule to a Loan Agreement between the Lender and the Borrower dated [            ] 2008 (the “Loan Agreement”)

The Lender has granted the Borrower a loan facility pursuant to the terms and conditions set out in the Loan Agreement and attached Schedules.

Words and expressions in this Drawdown Notice shall have the same meanings as in the Loan Agreement.

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PART 1

Loan Details

Total Loan Facility	[Euros 7,500,000	]

Amount of Loan Facility to be drawn down pursuant to this Drawdown Notice	Euros [	]

Loan Term	[36 months	]

Bank Account Details for remittance of funds	[	]

Drawdown Date (which shall be a Business Day no be later than the Date of Expiry of the Loan Facility)	[ ] 200[	]

The principal will be repaid and interest shall be paid monthly in accordance with the Appendix to this Drawdown Notice.

We confirm that

(a)	the representations and warranties made by us in the Loan Agreement are true and accurate on the date of this Drawdown Notice as if made on such date; and

(b)	no Event of Default has occurred and is continuing or would result from the delivery of this Drawdown Notice.

We represent and warrant that the details in Appendix A are true and accurate and not misleading.

for and on behalf of NITEC PHARMA AG

Authorised Signatory	/s/ Anders Härfstrand	/s/ Andrea Buscaglia
Name	ANDERS HÄRFSTRAND	ANDREA BUSCAGLIA
	CEO	CFO

Dated [ ] 2008

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APPENDIX

Interest and Principal Payment Due Dates

[                             ]

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Duly executed by the parties on the date first set out on the first page of this Loan Agreement.

BORROWER

Signed

For and on behalf of

NITEC PHARMA AG

Authorised signatory

Name:	/s/ Anders Härfstrand	/s/ Andrea Buscaglia
	ANDERS HÄRFSTRAND	ANDREA BUSCAGLIA
Title:	CEO	CFO

LENDER

Signed

For and on behalf of

KREOS CAPITAL III (UK) LIMITED

Authorised signatory

/s/ Maurizio Petitbon
Name:	MAURIZIO PETITBON
Title:	DIRECTOR

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